Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings per Diluted Share Up 16% for the Fiscal Third Quarter
Ended October 4, 2015

Greenwood Village, CO – November 3, 2015 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended October 4, 2015.
Third Quarter 2015 Financial Highlights

•	Total revenues were $283.4 million, an increase of 6.0%

•	Comparable restaurant revenue increased 3.5%

•	Restaurant-level operating profit, as a percent of restaurant revenue, increased to 21.6% from 19.5% (see Schedule II)

•	EBITDA increased 22.1% to $31.2 million from $25.6 million (see Schedule III)

•	Net income increased 14.9% to $8.3 million from $7.2 million

•	Earnings per diluted share increased 16.0% to $0.58 compared to $0.50
Year to date net income was $36.0 million, an increase of 25.8%. After adjusting for a change in accounting estimate for gift card breakage in the current year and executive transition costs in the prior year, year to date net income increased 21.0% to $35.1 million. Year to date earnings per diluted share was $2.52, compared to $1.97 a year ago, an increase of 27.9%. Year to date earnings per diluted share on an adjusted basis was $2.46 compared to $2.00 a year ago, an increase of 23.0%. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share, respectively.
“Our guests continue to react favorably to our restaurant upgrades and our menu innovation, both of which are critical in this increasingly competitive environment,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Our third quarter sales increase is the direct result of guests enjoying more of what we have to offer.”
Operating Results
Total Company revenues, which primarily include Company-owned restaurant revenue and franchise royalties, increased 6.0% to $283.4 million in the third quarter of 2015 from $267.4 million in the third quarter of 2014. Comparable restaurant revenue increased $8.2 million, new restaurant openings, including acquisitions and net of closures, contributed $7.4 million of additional revenue, and franchise and other revenue increased $0.4 million. The $7.4 million additional revenue from newly opened and acquired restaurants included a $2.1 million unfavorable foreign exchange impact.
System-wide restaurant revenue (including franchised units) for the third quarter of 2015 totaled $350.6 million, compared to $330.9 million for the third quarter in 2014.
Comparable restaurant revenue increased 3.5% in the third quarter of 2015 compared to the same period a year ago, driven by a 3.6% increase in average guest check and offset by 0.1% decrease in guest count. Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.
Restaurant-level operating profit margin (a non-GAAP financial measure) was 21.6% in the third quarter of 2015 compared to 19.5% in the same period a year ago, an improvement of 210 basis points. The improved margin resulted from a 150 basis point decrease in cost of sales and a 70 basis point decrease in labor costs, partially offset by higher occupancy costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income.

Restaurant Revenue Performance (1)

	Q3 2015	Q3 2014
Average weekly sales per unit:
Company-owned – Total	$55,780	$54,684
Company-owned – Comparable	$56,462	$54,580
Franchised units – Comparable	$59,664	$57,179
Total operating weeks:
Company-owned units	4,978	4,803
Franchised units	1,195	1,176
_________________________________________________________

(1)	Excludes Red Robin Burger Works® fast casual restaurants, which had 120 and 84 operating weeks in the third quarter of 2015 and 2014
Other Results
Depreciation and amortization costs increased to $18.6 million in the third quarter of 2015 from $15.2 million in the third quarter of 2014. The increased depreciation was primarily related to restaurants remodeled under the Brand Transformation Initiative and new restaurants opened since the third quarter 2014.
General and administrative costs were $23.7 million, or 8.4% of total revenues, in the third quarter of 2015, compared to $20.1 million, or 7.5% of revenues in the same period a year ago. The increase of $3.6 million resulted primarily from increased incentive compensation, and higher manager hiring and training costs.
Selling expenses were flat at $7.9 million, or 2.8% of total revenues, in the third quarter of 2015, compared to $7.7 million, or 2.9% of total revenues in the prior year.
Pre-opening costs, including acquisition-related costs, were $2.2 million in the third quarter of 2015, compared to $2.6 million in the same period a year ago. A $0.5 million decrease in acquisition costs was partially offset by an increase in restaurant pre-opening costs due to the timing of restaurant openings in 2015.
The Company had an effective tax rate of 21.9% in the third quarter of 2015, compared to a 12.5% rate in the same period a year ago. The year to date effective tax rate was 26.5%, compared to a 23.9% rate in same period of 2014.
Restaurant Development
As of the end of the third quarter of 2015, there were 418 Company-owned Red Robin® restaurants, 10 Red Robin Burger Works® and 99 franchised Red Robin restaurants for a total of 527 restaurants. During the third quarter, the Company opened five Red Robin restaurants, relocated three Red Robin restaurants, and acquired one franchised restaurant.
Under the Brand Transformation Initiative, the Company completed 53 remodels during the third quarter towards its goal of 150 remodels this year. The Company anticipates having over 300 restaurants conforming to the new brand standards by year end, including new restaurant openings.
Balance Sheet and Liquidity
As of October 4, 2015, the Company had cash and cash equivalents of $21.8 million and total debt of $172.9 million, including $8.1 million of capital lease liabilities. The Company increased debt by $25.0 million since the beginning of fiscal year 2015.
During the third quarter, the Company purchased 136,568 shares of the Company's common stock for $10.6 million. As of October 4, 2015, there was approximately $39.4 million remaining under the current board authorization for stock repurchases.
Outlook for 2015
Red Robin’s 2015 fiscal year consists of 52 weeks and will end on December 27, 2015.

In fiscal year 2015, the Company expects comparable revenue growth of approximately 2.5% and total revenue growth near 11.0%. The Company plans to open 20 new Red Robin restaurants and three Red Robin Burger Works in fiscal year 2015 resulting in operating week growth, inclusive of 2014 acquisitions, approaching 8.5%.
Capital investments in fiscal year 2015 are expected to be approximately $170 million. In addition to the new restaurant openings, the Company plans to relocate three restaurants and remodel approximately 150 Red Robin restaurants as part of its Brand Transformation Initiative.
Restaurant-level operating profit margin (a non-GAAP financial measure) in fiscal year 2015 is expected to be approximately 22.3%.
General and administrative costs are expected to be between $102 million and $103 million, while selling expenses are expected to be approximately 3.3% of sales. Pre-opening expense is expected to be approximately $7.0 million. Depreciation and amortization is projected to be between $78 million and $79 million.
Interest expense is expected to be approximately $4.0 million while the income tax rate in fiscal year 2015 is expected to be approximately 26.5%.
The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2015 is estimated to be $0.33 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating profit margin is expected to impact earnings per diluted share by approximately $0.08, and a change of approximately $145,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2015 results today at 10:00 a.m. ET. The conference call number is (888) 812-8515, or for international callers (913) 312-6675. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, November 10, 2015. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 205397.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 500 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding our strategic initiatives, revenues and profit margins, new restaurant openings (including Red Robin Burger Works) and operating weeks, capital investments including our Brand Transformation Initiative and restaurant remodeling, restaurant relocations, future economic performance, market share, anticipated costs, expenses, tax rate, sensitivity of earnings per share and other projected financial measures, statements under the heading “Outlook for 2015” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the

Company’s marketing strategies and initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state, and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Jennifer DeNick, Coyne PR
(973) 588-2000

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014
Revenues:
Restaurant revenue	$279,496	$263,883	$956,709	$850,696
Franchise royalties, fees and other revenue	3,916	3,493	14,583	13,297
Total revenues	283,412	267,376	971,292	863,993

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	68,197	68,241	237,812	216,150
Labor	92,097	88,918	309,966	282,410
Other operating	36,144	34,124	118,084	105,744
Occupancy	22,804	21,222	76,161	64,122
Depreciation and amortization	18,618	15,209	58,881	48,216
General and administrative	23,709	20,106	81,748	72,645
Selling	7,899	7,725	32,047	27,928
Pre-opening costs and acquisition costs	2,239	2,605	4,563	7,045
Total costs and expenses	271,707	258,150	919,262	824,260

Income from operations	11,705	9,226	52,030	39,733

Other expense:
Interest expense, net and other	1,098	986	3,062	2,134

Income before income taxes	10,607	8,240	48,968	37,599
Provision for income taxes	2,325	1,032	12,955	8,977
Net income	$8,282	$7,208	$36,013	$28,622
Earnings per share:
Basic	$0.59	$0.51	$2.55	$2.00
Diluted	$0.58	$0.50	$2.52	$1.97
Weighted average shares outstanding:
Basic	14,138	14,216	14,115	14,299
Diluted	14,308	14,397	14,297	14,517

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) October 4, 2015	December 28, 2014
Assets:
Current Assets:
Cash and cash equivalents	$21,823	$22,408
Accounts receivable, net	12,875	23,740
Inventories	26,643	25,947
Prepaid expenses and other current assets	19,360	23,160
Deferred tax asset and other	4,184	4,677
Total current assets	84,885	99,932

Property and equipment, net	580,631	496,262
Goodwill	82,646	84,115
Intangible assets, net	40,275	42,479
Other assets, net	13,892	13,101
Total assets	$802,329	$735,889

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$22,244	$28,522
Construction related payables	33,248	15,652
Accrued payroll and payroll related liabilities	46,494	47,362
Unearned revenue	30,221	45,049
Accrued liabilities and other	31,512	27,084
Total current liabilities	163,719	163,669

Deferred rent	63,635	57,341
Long-term debt	164,875	139,375
Long-term portion of capital lease obligations	7,534	7,938
Other non-current liabilities	9,647	7,795
Total liabilities	409,410	376,118

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 14,047 and 14,043 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,804 and 3,808 shares, at cost	(137,211)	(132,252)
Paid-in capital	205,255	200,617
Accumulated other loss, net of tax	(4,468)	(1,924)
Retained earnings	329,325	293,312
Total stockholders’ equity	392,919	359,771
Total liabilities and stockholders’ equity	$802,329	$735,889

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 4, 2015 and the 12 and 40 weeks ended October 5, 2014, net income and basic and diluted earnings per share, excluding the effects of a change in accounting estimate for gift card breakage. The Company believes that the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the change in accounting estimate was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014
Net income as reported	$8,282	$7,208	$36,013	$28,622
Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition costs	—	—	—	544
Income tax benefit (expense)	—	—	439	(183)
Adjusted net income	$8,282	$7,208	$35,083	$28,983

Basic net income per share:
Net income as reported	$0.59	$0.51	$2.55	$2.00
Change in estimate for gift card breakage	—	—	(0.10)	—
Executive transition costs	—	—	—	0.04
Income tax benefit (expense)	—	—	0.03	(0.01)
Adjusted earnings per share - basic	$0.59	$0.51	$2.48	$2.03

Diluted net income per share:
Net income as reported	$0.58	$0.50	$2.52	$1.97
Change in estimate for gift card breakage	—	—	(0.09)	—
Executive transition costs	—	—	—	0.04
Income tax benefit (expense)	—	—	0.03	(0.01)
Adjusted earnings per share - diluted	$0.58	$0.50	$2.46	$2.00

Weighted average shares outstanding
Basic	14,138	14,216	14,115	14,299
Diluted	14,308	14,397	14,297	14,517

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant- level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 40 weeks weeks ended October 4, 2015 and the 12 and 40 weeks weeks ended October 5, 2014, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 4, 2015		October 5, 2014		October 4, 2015		October 5, 2014
Restaurant revenues	$279,496	98.6%	$263,883	98.7%	$956,709	98.5%	$850,696	98.5%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	68,197	24.4%	68,241	25.9%	237,812	24.9%	216,150	25.4%
Labor	92,097	33.0%	88,918	33.7%	309,966	32.4%	282,410	33.2%
Other operating	36,144	12.9%	34,124	12.9%	118,084	12.3%	105,744	12.4%
Occupancy	22,804	8.1%	21,222	8.0%	76,161	8.0%	64,122	7.6%
Restaurant-level operating profit	60,254	21.6%	51,378	19.5%	214,686	22.4%	182,270	21.4%

Add – Franchise royalties, fees and other revenue	3,916	1.4%	3,493	1.3%	14,583	1.5%	13,297	1.5%
Deduct – other operating:
Depreciation and amortization	18,618	6.6%	15,209	5.7%	58,881	6.1%	48,216	5.6%
General and administrative expenses	23,709	8.4%	20,106	7.5%	81,748	8.4%	72,645	8.4%
Selling	7,899	2.8%	7,725	2.9%	32,047	3.3%	27,928	3.2%
Pre-opening & acquisition costs	2,239	0.8%	2,605	1.0%	4,563	0.5%	7,045	0.8%
Total other operating	52,465	18.6%	45,645	17.1%	177,239	18.3%	155,834	18.0%

Income from operations	11,705	4.1%	9,226	3.5%	52,030	5.4%	39,733	4.6%

Interest expense, net and other	1,098	0.4%	986	0.4%	3,062	0.4%	2,134	0.2%
Income tax expense	2,325	0.8%	1,032	0.4%	12,955	1.3%	8,977	1.1%
Total other	3,423	1.2%	2,018	0.8%	16,017	1.7%	11,111	1.3%

Net income	$8,282	2.9%	$7,208	2.7%	36,013	3.7%	28,622	3.3%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and non-cash stock based compensation. EBITDA and adjusted EBITDA are presented because the Company believes that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, stock-based compensation, closure costs and restaurant impairments. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2015	October 5, 2014	October 4, 2015	October 5, 2014
Net income as reported	$8,282	$7,208	$36,013	$28,622
Interest expense, net	777	927	2,670	2,233
Provision for income taxes	2,325	1,032	12,955	8,977
Depreciation and amortization	18,618	15,209	58,881	48,216
Non-cash stock based compensation	1,194	1,178	4,043	3,211
EBITDA	31,196	25,554	114,562	91,259

Change in estimate for gift card breakage	—	—	(1,369)	—
Executive transition	—	—	—	544
Adjusted EBITDA	$31,196	$25,554	$113,193	$91,803